UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  September 3, 1998

                          Golden Phoenix Minerals, Inc.
             (Exact name of registrant as specified in its Charter)

        Minnesota                0-229054               41-1878178
        (State of            (Commission file  (IRS Employer Identification
      Incorporation)              number)                 Number)


                      3595 Airway Drive, Reno, Nevada 89511
               (Address of principal executive office) (Zip Code)

Registrant's telephone number (702) 853-4919



Item 6:  Resignation of Registrant's Director

     Daniel T. Taylor, Vice President of Exploration and a Director resigned both positions on August 27, 1998. A copy of the letter of resignation is attached as an exhibit. Steven D. Craig, Secretary of the Company, was appointed as a director to replace Mr. Taylor.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed by the Chief Executive Officer.

                                   Golden Phoenix Minerals, Inc.



                                   --------------------------------------------
                                   Michael Fitzsimonds, Chief Executive Officer

Date:     August 27, 1998

To:       Board of Directors Golden Phoenix Minerals

From:     Daniel T. Taylor

Subject:  Resignation

It is with regret that I am tendering my resignation from the position as a director of Golden Phoenix Minerals and as Vice-President of Exploration. My resignation from the Board of Directors is effective immediately. My resignation from the post of Vice-President of Exploration is effective on September 26, 1998 (30 day notice as outlined in the employment contract). I will take some of my accrued vacation prior to this termination date. If the company and Board of Directors deem that I be released from the Company prior to the above termination date, it will be viewed as a termination without cause (layoff) as outlined in the employment contract. I will take possession of my 200,000 shares of stock from the Golden Phoenix Minerals' safety deposit box at the Bank of America. I realize that my options with the company expire on the last day of my employment. I will sign the appropriate document releasing the Company from the conditions of severance as outlined in the employment contract that I signed with the company dated August 15, 1998.

It has been a very exciting employment opportunity as a member of the Golden Phoenix Minerals team. Unfortunately, there comes a time when a person must move on, and I believe that this is my time. I wish you the best of luck in the future.

                              /s/ Daniel T. Taylor